Exhibit 99.2

Investor Relations: Chad Monroe	Media Relations: Timothy G. Weir, APR
Email: cmonroe@accuridecorp.com	Email: tweir@accuridecorp.com
Phone: (812) 962-5041	Phone: (812) 962-5128

FOR IMMEDIATE RELEASE

Accuride Corporation Announces Agreement with Cetus Capital

•                  Robert E. Davis expected to join Accuride Board

•                  Accuride agrees to shorten the term of its shareholder rights plan

EVANSVILLE, IND., Dec. 20, 2012 — Accuride Corporation (NYSE: ACW), a leading supplier of components to the North American commercial vehicle industry, announced that it has reached an agreement with Cetus Capital and certain of its affiliates (collectively, “Cetus”) that provides, among other things, for the appointment of a Cetus designee, expected to be Robert E. Davis, to the Company’s board of directors in January 2013 and the nomination of Mr. Davis for election at the Company’s 2013 annual meeting of stockholders.  Mr. Davis would bring significant financial, capital markets and leadership experience to the Board with over 25 years of experience at leading investment firms specializing in driving long term value.  Cetus is Accuride’s largest shareholder and currently owns approximately 14.9% of Accuride’s shares.

Under the terms of the agreement, Cetus agreed to vote in favor of the Accuride director nominees at the Company’s 2013 annual meeting of stockholders and to abide by certain standstill provisions until shortly before the deadline for advance notice of director nominations under Accuride’s bylaws for the Company’s 2014 annual meeting of stockholders.  In addition, Accuride has agreed at Cetus’s request to shorten the expiration date of its shareholder rights plan such that it will expire no later than April 30, 2014, and Cetus has agreed to vote in favor of the reduced duration rights plan at the 2013 annual meeting.  Accuride’s Board has also granted a limited waiver under Section 203 of the Delaware General Corporation Law that will permit Cetus to increase its ownership to up to an aggregate of 19.99% of the Company’s shares.

“We look forward to welcoming Rob Davis to the Board,” said Rick Dauch, Accuride’s President and Chief Executive Officer.  “Accuride’s Board and management team are committed to strong corporate governance, and we recognize the importance of bringing fresh and diverse perspectives to the boardroom.  We will benefit from Rob’s insight and experience, as we work to build upon Accuride’s leadership position as a supplier of components to the North American commercial vehicle industry and continue to enhance shareholder value.”

“We are pleased to have reached this agreement with Accuride,” said Robert Davis. “Accuride has considerable potential for value creation.  I look forward to participating as a member of the Board as we collectively work to enhance value for all Accuride shareholders.”

About Accuride Corporation

With headquarters in Evansville, Ind., USA, Accuride Corporation is a leading supplier of components to the North American commercial vehicle industry. The company’s products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts, and other commercial vehicle components. The company’s products are marketed under its brand names, which include Accuride®, Accuride Wheel End SolutionsTM, Gunite®, ImperialTM and BrillionTM. Accuride’s common stock trades on the New York Stock Exchange under the ticker symbol ACW. For more information, visit the Company’s website at http://www.accuridecorp.com.

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Forward-Looking Statements

Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectations, hopes, beliefs and intentions on strategies regarding Accuride’s future results. It is important to note that the Company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including but not limited to, market demand in the commercial vehicle industry, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.

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